SAMSON OIL & GAS LODGES QUARTERLY REPORT AND APPENDIX 5B

Denver April 29th, 2012, Perth April 30th 2012

Samson Oil & Gas Limited (ASX: SSN, NYSE AMEX: SSN) advises that it has filed its March 2012 Quarterly Report and Appendix 5B with the ASX and this report is now available on the Company’s website:

www.samsonoilandgas.com

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange AMEX under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,996 million ordinary shares issued and outstanding (including 236 million options exercisable at AUD 1.5 cents), which would be the equivalent of 99.8 million ADSs.  Accordingly, based on the NYSE AMEX closing price of US$2.02 per ADS on April 27th, 2012 the Company has a current market capitalization of approximately US$197.3 million.  Correspondingly, based on the ASX closing price of A$0.098 on April 27th, 2012, the Company has a current market capitalization of A$191.3 million.  The options have been valued at their closing price of A$0.08 on January 30th, 2012 and translated to US$ at the current exchange of 1.0369 for purposes of inclusion in the US$ market capitalization calculation.

For and on behalf of the board of

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

Statements made in the presentation that is available on Samson’s website that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which is available at www.sec.gov/edgar/searchedgar/webusers.htm.